SECURITIES & EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


      Pursuant to Section 13 or 15d of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 10, 2005


                              HOME FEDERAL BANCORP
             (Exact name of registrant as specified in its charter)


                United States                           35-1807839
        (State or other jurisdiction)                (I.R.S. Employer
      of incorporation or organization)             Identification No.)


   501 Washington Street, Columbus, Indiana                47201
   (Address of Principal Executive Offices)              (Zip Code)


        Registrants telephone number including area code: (812) 522-1592
                                                          --------------


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On May 10, 2005, Home Federal Bancorp of Columbus, Indiana announced that Mark Gorski (age 40) has accepted a position as its new Chief Financial Officer, Executive Vice President, and Treasurer, effective as of June 6, 2005.

     Although the parties have not entered into a written employment agreement at this time, it is anticipated that Mr. Gorski and HomeFederal Bank (the "Bank"), the wholly owned subsidiary of Home Federal Bancorp, will enter into an agreement providing for an annual salary of $175,000, and including substantially the same additional terms offered to other executive officers of the Bank. Those terms include the following provisions.

     The employment agreements have a three-year term and extend annually for an additional one-year term to maintain the three-year term upon determination of the Board of Directors, unless notice not to extend is properly given by either party to the contract. Home Federal Bancorp has guaranteed the Bank's obligations under these contracts. The executive officers receive their current salary, which salary is subject to increases approved by the Board of Directors. The contracts also provide, among other things, for participation in other fringe benefits and benefit plans available to Bank employees.

     The executive officers may terminate their employment upon 30 days written notice to the Bank. The Bank may discharge the executive officers for "cause" (generally, dishonesty, incompetence, forms of misconduct, or certain legal violations) at any time or in certain events specified by banking regulations. Upon termination of an executive officer's employment by the Bank for other than cause or in the event of termination by an executive officer for "cause" (generally, material changes in duties or authority or breaches by the Bank of the contract), that executive officer will receive his or her base compensation under the contract (a) for an additional three years if the termination follows a change of control (generally, material changes in the owners of shares of the Bank or the holding company or in the composition of its Board of Directors), or
(b) for the remaining term of the contract, if the termination does not follow a change of control. In addition, during such period, the executive officer will continue to participate in the Bank's group insurance plans or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, the executive officer will have the right to cause the Bank to purchase any stock options he or she holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price.

     If the payments provided for in the employment agreement together with any other payments made to an executive officer by the Bank are deemed to be payments in violation of the "golden parachute" rules of the Internal Revenue Code, such payments will be reduced to the largest amount which would not cause the Bank to lose a tax deduction for such payments under those rules.

     The employment contracts provide the Bank protection of its confidential business information should any of the executive officers voluntarily terminate employment without cause or be terminated by the Bank for cause.

In addition to the above Mr. Gorski will receive the following:

     o    10,000 stock options on his start date;

     o participation in a Supplemental Employee Retirement Plan that will pay him $50,000 annually for 15 years beginning at age 65 subject to Mr. Gorski qualifying for adequate life insurance coverage;

     o family health insurance, which includes dental coverage, in which the Bank pays the majority of the premiums;

     o participation in the Bank's 401 (k) plan in which the Bank will match 50% of the first 3% of salary that Mr. Gorski contributes; and

     o three (3) weeks paid vacation in 2005 increasing to four (4) weeks in 2006.

     Further information regarding Mr. Gorski's educational and business background, and his appointment as the new Executive Vice President, Chief Financial Officer, and Treasurer, is set forth in a press release issued on May 10, 2005, a copy of which is attached hereto as Exhibit (99) and incorporated herein by this reference.

     As previously announced, Lawrence E. Welker, who has served as Home Federal Bancorp's Executive Vice President and Chief Financial Officer for the past 25 years, will retire effective as of July 1, 2005.

Item 9.01 Financial Statements and Exhibits

     (c)  Exhibits

          (99) Press Release, dated May 10, 2005


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       HOME FEDERAL BANCORP


Date: May 10, 2005                     By: /s/ John K. Keach. Jr.
                                           ----------------------
                                           John K. Keach, Jr.
                                           Chairman of the Board
                                           President and Chief Executive Officer